EXHIBIT 99.1

EPL Intermediate, Inc. Announces Preliminary Results for the Fourth Quarter

and Fiscal Year Ended December 28, 2005 and Delay in Filing Annual Report on

Form 10-K for Fiscal Year Ended December 28, 2005

IRVINE, CA.—(BUSINESS WIRE)—March 27, 2006—EPL Intermediate, Inc. (“EPLI” or the “Company”), parent company of El Pollo Loco, Inc., today reported preliminary results for its fourth quarter and fiscal year ended December 28, 2005. EPLI will announce final results in conjunction with the filing of its Annual Report (“Annual Report”) on Form 10-K for the fiscal year ended December 28, 2005 with the Securities and Exchange Commission (“SEC”).

The filing of the Company’s Annual Report will be delayed beyond the deadline of March 28, 2006, due to the inability of the Company, without unreasonable effort or expense, to finalize purchase accounting and tax entries related to the November 18, 2005 acquisition of the Company by affiliates of Trimaran Capital Partners, L.L.C. The Company intends to file the Annual Report with the SEC no later than April 18, 2006.

EPLI reported preliminary operating revenues for the fiscal year ended December 28, 2005 of $237.2 million, which is an increase of $18.2 million, or 8.3%, over operating revenues for the fiscal year ended December 29, 2004 of $219.0 million. Operating revenues include both sales at company-owned stores and franchise revenues.

Same store sales for the system increased 8.2% in fiscal 2005, with company-owned restaurant same store sales increasing 7.0% and franchise restaurant same store sales increasing 9.3%. In fiscal 2005, average annual unit volumes for company-owned stores open the entire year were approximately $1.6 million compared to $1.5 million in fiscal 2004.

Operating revenues for the fourth quarter of fiscal 2005 totaled $59.8 million, which is an increase of $6.8 million, or 12.8%, over operating revenues of $53.0 million for the fourth quarter of 2004. Same store sales for the system increased 12.1% in the fourth quarter of fiscal 2005, with company-owned restaurant same store sales increasing 10.8% and franchise restaurant same store sales increasing 13.3%.

Financial results for the fourth quarter and fiscal year ended December 28, 2005 will be impacted by expenses related to the sale of the company, including selling expenses, tender premiums related to the early retirement of notes, and the write off of deferred financing fees related to the early retirement of notes.

The Company’s store count changes for fiscal 2005 are as follows:

	Company	Franchised Stores	Total
December 29, 2004	137	185	322
Opened	6	7	13
Closed	(1)	(1)	(2)

December 28, 2005	142	191	333

For fiscal 2006, the Company estimates that it will open between 7 to 10 new company stores and between 12 to 16 new franchise stores.

The Company estimates that systemwide comparable sales will increase in the range of 10% for the first quarter of fiscal 2006 (which ends on March 29, 2006). Part of the expected positive sales increase can be attributed to record California rainfall in the previous year’s comparable quarter. The company expects comparable sales increases to moderate during the final three quarters of fiscal 2006 as it hurdles increasingly higher comparable sales increases in the prior year. Four company and three franchise restaurants opened in the first quarter of fiscal 2006, bringing the total restaurant count to 340.

The Company currently operates 340 restaurants, located principally in California, with additional restaurants in Arizona, Nevada, Texas and Illinois. Headquartered in Irvine, California, El Pollo Loco, Inc. and its parent, EPL Intermediate, Inc., are privately held companies indirectly owned by affiliates of New York-based equity investment firm Trimaran Capital Partners, L.P. and company management. The chain offers a wide variety of contemporary Mexican-influenced entrees (Pollo Bowls®, Pollo Salads, specialty chicken burritos and more) in addition to individual and family meal quantities of its famous citrus-marinated, flame-grilled chicken. The chicken is served with steaming tortillas, freshly prepared salsas and a wide assortment of side dishes. For more information about El Pollo Loco, visit the Company’s website at www.elpolloloco.com

Non–GAAP Financial Measures

Included above are franchise and system-wide comparable sales increases. System-wide sales are a non-GAAP financial measure that includes sales at all company-owned stores and franchise-owned stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, ay statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, food-borne-illness incidents; increases in the cost of chicken; our dependence upon frequent deliveries of food and other supplies; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; our ability to expand into new markets; our reliance in part on our franchises; and our ability to support our expanding franchise system; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Statements about the Company’s past performance are not necessarily indicative of its future results. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.